                                                    Filed Pursuant to Rule 433
                                                    Registration Statement Nos.
                                                    333-132370 and 333-132370-01


[citigroup LOGO]


                        3.79% ELKS (Equity Linked Notes)
          Based Upon the Common Stock of EchoStar Communications Corp.
                           Final Terms and Conditions
                                 April 24, 2006
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Issuer:                 Citigroup Funding Inc.

Issuer Rating:          The creditworthiness of CFI is Aa1/AA- (Moody's / S&P)
                        based upon a full and unconditional guarantee from its parent company, Citigroup Inc.

Currency:               United States Dollar ("USD").

Underlying Stock:       EchoStar Communications Corp. (Nasdaq, "DISH").

Offering:               3.79% EchoStar Communications Corp. Equity Linked
                        Securities (the "ELKS").

Issue Size:             381,113 Units (Principal Amount of USD 11,662,057.80).

Trade Date:             April 24, 2006.

Issue Date:             May 1, 2006.

Valuation Date:         October 24, 2006.

Maturity Date:          October 31, 2006.

Offering Price:         USD 30.60 per Unit.

Coupon: 3.79% per annum. Coupons will be paid quarterly on July 31, 2006 and October 31, 2006, the Maturity Date.

Initial Stock Price:    USD 30.60 (or 100%).

Cap Price:              USD 35.19, which represents approximately 115.00% of the
                        Initial stock Price.

Final Stock Price:      The closing price of the Underlying Stock on the
                        Valuation Date.

Payment at Maturity:    For each note of USD 30.60:

                            a) If the Final Stock Price is less than or equal to the Cap Price then a number of shares of the Underlying Stock for each note equal to the Exchange Ratio, or

                            b) If the Final Stock Price is greater than the Cap Price then the USD cash value of a number of shares of the Underlying Stock for each note equal to product of (i) the Exchange Ratio (ii) the Final Stock Price, and (iii) a ratio equal to the Cap Price divided by the Final Stock Price.

Exchange Ratio:         1.0 share of the Underlying Stock for each ELKS of USD
                        30.60 principal amount with any fractional shares to be paid in cash.

Business Days:          A day on which commercial banks in New York are open.

Calculation Agent:      Citigroup Global Markets Inc.

Form and Denomination:  Registered Medium Notes in minimum denominations and minimum increments of USD 30.60.

Clearing and
Settlement:             DTC.

Listing:                None.

CUSIP:                  17308C 47 8.

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Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.